Exhibit 10.1

EXECUTED VERSION
THIRD AMENDMENT OF LEASE
THIS THIRD AMENDMENT OF LEASE (this "Amendment") is dated as of the 20th day of April, 2016, by and between 731 OFFICE ONE LLC ("Landlord"), a Delaware limited liability company, having an office c/o Alexander's Inc., 888 Seventh Avenue, New York, New York 10019, and BLOOMBERG L.P. ("Tenant"), a Delaware limited partnership, having an office at 731 Lexington Avenue, New York, New York 10022.
W I T N E S S E T H :
WHEREAS, pursuant to an Agreement of Lease, dated as of April 30, 2001, between Seven Thirty One Limited Partnership, as landlord, and Tenant, as tenant (the "Original Lease"), as amended by (i) a letter agreement, dated December 20, 2001, between Seven Thirty One Limited Partnership and Tenant, (ii) a letter agreement, dated January 30, 2002, between Seven Thirty One Limited Partnership and Tenant, (iii) a First Amendment of Lease, dated April 19, 2002, between Seven Thirty One Limited Partnership and Tenant, (iv) a letter agreement, dated July 3, 2002, between Seven Thirty One Limited Partnership and Tenant, (v) a letter agreement, dated September 30, 2002, between 731 Commercial LLC (successor-in-interest to Seven Thirty One Limited Partnership) and Tenant, (vi) a letter agreement, dated February 5, 2003, between 731 Commercial LLC and Tenant, (vii) a letter agreement, dated March 14, 2003, between 731 Commercial LLC and Tenant, (viii) a letter agreement, dated April 14, 2003, between 731 Commercial LLC and Tenant, (ix) a letter agreement, dated May 22, 2003, between 731 Commercial LLC and Tenant, (x) a letter agreement, dated November 4, 2003, between 731 Commercial LLC and Tenant, (xi) a letter agreement, dated November 14, 2003, between 731 Commercial LLC and Tenant, (xii) a letter agreement, dated September 29, 2004, between Landlord (successor-in-interest to 731 Commercial LLC) and Tenant, (xiii) two (2) letter agreements, dated February 7, 2005, between Landlord and Tenant, (xiv) a letter agreement, dated March 8, 2005, between Landlord and Tenant, (xv) a letter agreement, dated December 31, 2009, between Landlord and Tenant, and (xvi) a Second Amendment of Lease, dated as of January 12, 2016, between Landlord and tenant, Landlord demised and let unto Tenant, and Tenant did hire and take, certain space in the building that is known by the street address of 731 Lexington Avenue, New York, New York, on the terms and subject to the conditions set forth therein (the Original Lease, as so amended, being referred to herein as the "Lease"); and
WHEREAS, Landlord and Tenant desire to amend the Lease as provided herein.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:

1.Defined Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.
2.Window Washing Rig.
        (A)    Landlord shall purchase and install one (1) roof mounted electric powered system (the "Window Washing System") to aid in the production of the window cleaning cycle for the Building, with the understanding between Landlord and Tenant that Landlord shall use commercially reasonable efforts to purchase and install the Window Washing System no later than March 31, 2017. Landlord shall give Tenant notice after the Window Window Washing System is installed (the "Window Installation Notice"). The Window Installation Notice shall contain the Monthly Amount (as hereinafter defined) payable under Section 3 of this Amendment and shall be accompanied by a supporting calculation.
(B)    Section 5.2 of the Lease (on page 60 of the Original Lease) is hereby deleted in its entirety and the following clause is hereby substituted thereof:
"Section 5.2    Landlord, during the Term, shall clean the exterior of the windows of the Premises not less frequently than once every six (6) months; provided, however, that following the installation of the Window Washing System, Landlord shall clean the exterior of the windows of the Premises for the remainder of the Term not less frequently than once every four (4) months."
3.Additional Rent. Tenant shall pay Landlord on a monthly basis, as additional rent, an amount (the "Monthly Amount") that represents the payment of Two Hundred Sixty-Two Thousand and no/100 Dollars ($262,000.00) (which is Tenant's share of the cost of the Window Washing System) in equal monthly installments over the period commencing on the Fixed Rent Payment Date immediately following the date Landlord gives Tenant the Window Installation Notice (the "Initial Monthly Payment Date") and ending on the Fixed Expiration Date, with an interest factor equal to eight percent (8%) per annum. Tenant shall pay the Monthly Amount on the Initial Monthly Payment Date and on each Fixed Rent Payment Date thereafter until the Fixed Expiration Date in the same manner as Fixed Rent. Landlord and Tenant acknowledge and agree, by way of example, that an estimate of the Monthly Amount assuming the Window Washing System was installed in April, 2016 is Two Thousand Seven Hundred Twenty-Six and 70/100 Dollars ($2,726.70) and the calculation for computing such estimate is shown on Exhibit "A" attached hereto and made a part hereof.
4.Broker. Each party hereby represents and warrants to the other party that such party dealt with no broker in connection with the execution and delivery hereof. Each party does hereby indemnify and hold the other party harmless from and against any and all loss, costs, damage or expense (including, without limitation, reasonable attorneys' fees and disbursements) incurred by such party by reason of any claim of or liability to any broker, finder or like agent who shall claim to have dealt with the first party in connection herewith. The provisions of this

Section 4 shall survive the expiration or termination of the Lease as amended by this Amendment.
5.Reaffirmation. Landlord and Tenant hereby acknowledge that the Lease, as amended hereby, remains in full force and effect.
6.Successors and Assigns. The Lease, as modified by this Amendment, shall bind and inure to the benefit of the parties and their successors and assigns.
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IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Third Amendment of Lease as of the day and year first above written.
731 OFFICE ONE LLC

By:    731 Office One Holding LLC, member

By:    Alexander's, Inc., member

                            By: Vornado Realty Trust, its managing
agent

By:	/s/ David R. Greenbaum
Name: David R. Greenbaum
Title: President - NY Division

BLOOMBERG L.P.
By:    Bloomberg Inc., general partner

By:	/s/ Peter Smith
Name: Peter Smith
Title: Director of Global Real Estate